UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2015

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition and Resignation regarding Chairman, Chief Executive Officer and President

On April 16, 2015, Harvard Apparatus Regenerative Technology, Inc. (the “Company”) announced that Mr. David Green has resigned from his role as Chairman, Chief Executive Officer and President of the Company, effective April 17, 2015. Mr. Green will remain as a member of the Company’s Board of Directors (the “Board”). Effective as of the resignation, the Company and Mr. Green agreed to terminate his employment agreement with the Company. A copy of the press release issued by the Company to announce the resignation of Mr. Green, as well as the appointments described below is included as Exhibit 99.1 to this Current Report on Form 8-K.  In connection with his resignation, the Company and Mr. Green agreed that in lieu of any severance that may have been required in connection with the termination of Mr. Green’s employment agreement with the Company: (A) the vesting of Mr. Green’s (i) unvested restricted stock units (2,377 shares); (ii) unvested options relating to his adjustment grants (4,572 shares) issued in connection with the spin-off of the Company (the “Spin-Off”) from Harvard Bioscience, Inc. (“Harvard Bioscience”); (iii) unvested options relating to his time-based separation option grant (290,252 shares) issued in connection with the Spin-Off and (iv) one half of the second tranche of unvested options related to his milestone-based option grant (48,375 shares) issued in connection with the Spin-Off, would be accelerated and deemed fully vested as of his resignation; (B) the accelerated options described in (iii) and (iv) above and the portions of such options that were already vested prior to such resignation would be exercisable for seven years following his resignation; and (C) the accelerated options described in (ii) above and the portions of such options that were already vested prior to such resignation would be exercisable until the earlier that Mr. Green no longer provides service to Harvard Bioscience, Inc, or the respective scheduled expiration date of such options. The third tranche, and one half of the second tranche, of Mr. Green’s unvested options related to his milestone-based option grant (145,126 shares) issued in connection with the Spin-Off expired and were forfeited following the resignation.

Appointment of Interim Chief Executive Officer

The Board appointed Mr. Thomas McNaughton, the Company’s Chief Financial Officer, to serve as interim Chief Executive Officer (“Interim CEO”) of the Company. Mr. McNaughton will assume his new role effective as of April 17, 2015, and is expected to serve until the Company completes a search and appoints a new Chief Executive Officer. Mr. McNaughton will also continue to serve as the Company’s Chief Financial Officer.

Mr. McNaughton, 54, has served as the Company’s Chief Financial Officer since May 3, 2012. Mr. McNaughton joined Harvard Bioscience, Inc. (“Harvard Bioscience”), the Company’s former parent company, as its Chief Financial Officer in November 2008, and served in that role until the spin-off of our Company from Harvard Bioscience on November 1, 2013. During 2008 and prior to joining Harvard Bioscience, Mr. McNaughton was a consultant providing services primarily to an angel-investing group and a silicon manufacturing start-up. From 2005 to 2007, he served as Vice President of Finance and Chief Financial Officer for Tivoli Audio, LLC, a venture capital-backed global manufacturer of premium audio systems. From 1990 to 2005, Mr. McNaughton served in various managerial positions in the areas of financial reporting, treasury, investor relations, and acquisitions within Cabot Corporation, a global manufacturer of fine particulate products, and served from 2002 to 2005 as Finance Director, Chief Financial Officer of Cabot Supermetals, a $350 million Cabot division that provided high purity tantalum and niobium products to the electronics and semiconductor industries. Mr. McNaughton practiced from 1982 to 1990 as a Certified Public Accountant in the audit services group of Deloitte & Touche, LLP. He holds a B.S. in accounting and finance with distinction from Babson College.

Appointment of Chairman

The Board appointed John F. Kennedy, a member of the Company’s Board of Directors since December 2012, as Chairman of the Board of Directors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press release of Harvard Apparatus Regenerative Technology, Inc., issued on April 16, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvard Apparatus Regenerative Technology, INC.
(Registrant)

April 17, 2015	/s/ Thomas McNaughton
(Date)	Thomas McNaughton Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

99.1	Press Release issued by Harvard Apparatus Regenerative Technology, Inc. on April 16, 2015.